EXHIBIT 10.1

MANAGEMENT AGREEMENT

This Agreement, dated and executed this 19th day of June, 1993, by and between CASINO WORLD INC., a corporation organized under the laws of the State of Delaware, and its wholly-owned subsidiary MISSISSIPPI GAMING CORPORATION (hereinafter referred to collectively as the “Owner”), with its principal offices in Pensacola, Florida, and CASINOS AUSTRIA MARITIME CORPORATION, a corporation organized under the laws of the State of Florida (hereinafter referred to as “Manager”), with its principal office in Madeira Beach, Florida.

W I T N E S S E T H:

WHEREAS, Owner has acquired an interest in certain dockside gaming sites in the State of Mississippi, U.S.A., and intends to acquire additional gaming sites in the State of Mississippi, all such existing and future gaming sites to be known as the Mississippi Gaming Sites, on which Owner intends to construct, license and operate gaming casinos under the laws of the State of Mississippi, the gaming casinos to be generally known and referred to as the “The Mississippi Casinos” or as a “Casino” (such improvements and operations referred to herein as “Mississippi Gaming operations”); and

WHEREAS, Manager covenants, represents and warrants, that Manager has substantial experience in managing casino operations including the management and operation of gaming tables, coin operated slot machines, video poker machines, lottery, and keno (hereinafter “gaming operations”) and the Manager anticipates that it will be duly licensed by the Mississippi Gaming Commission to operate and manage the gaming operations of the Mississippi Casinos; and

WHEREAS, Owner desires to employ Manager on an exclusive basis as an independent contractor to assist owner with design and layout of each of the Mississippi Casinos, to provide employee training and necessary pre-opening Casino activities, and, upon opening of each of the Mississippi Casinos, to manage and operate the gaming operations of the Mississippi Casinos on behalf of and for the account and benefit of Owner; and

WHEREAS, the Manager shall loan to the Owner the sum of $2,000,000 to acquire the proposed dockside casino site known as Diamondhead, Mississippi as evidenced by the forms Loan Agreement, Promissory Note, Land Deed of Trust and Guaranty which are attached hereto and made a part hereof as Exhibit A (hereinafter referred to as the “Loan Documents”); and

MANAGEMENT AGREEMENT

This Agreement, dated and executed this 19th day of June, 1993, by and between CASINO WORLD INC., a corporation organized under the laws of the State of Delaware, and its wholly—owned subsidiary MISSISSIPPI GAMING CORPORATION (hereinafter referred to collectively as the “Owner”), with its principal offices in Pensacola, Florida, and CASINOS AUSTRIA MARITIME CORPORATION, a corporation organized under the laws of the State of Florida (hereinafter referred to as “Manager”), with its principal office in Madeira Beach, Florida.

W I T N E S S E T H:

WHEREAS, Owner has acquired an interest in certain dockside gaming sites in the State of Mississippi, U.S.A., and intends to acquire additional gaming sites in the State of Mississippi, all such existing and future gaming sites to be known as the Mississippi Gaming Sites, on which Owner intends to construct, license and operate gaming casinos under the laws of the State of Mississippi, the gaming casinos to be generally known and referred to as the “The Mississippi Casinos” or as a “Casino” (such improvements and operations referred to herein as “Mississippi Gaming Operations”); and

WHEREAS, Manager covenants, represents and warrants, that Manager has substantial experience in managing casino operations including the management and operation of gaming tables, coin operated slot machines, video poker machines, lottery, and keno (hereinafter “gaming operations”) and the Manager anticipates that it will be duly licensed by the Mississippi Gaming Commission to operate and manage the gaming operations of the Mississippi Casinos; and

WHEREAS, Owner desires to employ Manager on an exclusive basis as an independent contractor to assist owner with design and layout of each of the Mississippi Casinos, to provide employee training and necessary pre-opening Casino activities, and, upon opening of each of the Mississippi Casinos, to manage and operate the gaming operations of the Mississippi Casinos on behalf of and for the account and benefit of Owner; and

WHEREAS, the Manager shall loan to the Owner the sum of $2,000,000 to acquire the proposed dockside casino site known as Diamondhead, Mississippi as evidenced by the forms Loan Agreement, Promissory Note, Land Deed of Trust and Guaranty which are attached hereto and made a part hereof as Exhibit A (hereinafter referred to as the “Loan Documents”); and

WHEREAS, Manager further represents and warrants that Manager’s operations contemplated in this Agreement will be identified as a United States trade and/or business and that Manager will file all necessary United States of America tax returns as required by the laws of the United States of America and shall be responsible for the payment of such taxes, which include all federal, state and local taxes; and

WHEREAS, the owner is ready and willing to contract exclusively with the Manager to operate and manage Owner’s Mississippi Gaming operations at the Mississippi Casinos in the State of Mississippi; and

WHEREAS, this Agreement will cover the following two phases with respect to each Mississippi Casino:

•             Pre-Operating Phase (period from the day of signing this Agreement until the opening of a Mississippi Casino) and

•             Operating Phase (period from the opening of a Mississippi Casino until termination of this Agreement); and

WHEREAS, Manager will act on behalf of and for the benefit of Owner and as Owner’s agent upon and subject to the terms and conditions hereinafter set forth during all phases of this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, and for other valuable considerations acknowledged by each of the parties to be satisfactory and adequate, the parties hereto covenant and agree as follows:

l.                     TERM OF THIS AGREEMENT

1.1.                            subject to the provisions of Section 1.2 below and unless earlier terminated pursuant to the provisions of this Agreement, the term of this Agreement shall commence on the date first above written and shall expire and terminate five (5) years from the first day of actual Mississippi Gaming Operations at the first Mississippi Casino to commence gaming operations.

1.2.                            Notwithstanding anything to the contrary contained in this Agreement, it is the understanding of the Owner and the Manager that at such time (the date upon which this shall occur hereinafter referred to as the “License Date”) as all parties who are required to be licensed by the Mississippi Gaming Comission in order for Owner to commence gaming operations have in fact been granted such required licensure (“Required Licensure”), other than Manager, and

Manager shall not have been granted the Required Licensure within thirty (30) days after the License Date, then Owner and Manager shall jointly select another party to carry out the duties and obligations imposed upon the Manager (the “Interim Manager”) pursuant to the terms and conditions of this Agreement until such time as Manger shall have been granted the Required Licensure. In the event Owner and Manager are unable to agree upon the selection of an Interim Manager, then Owner’s selection shall be employed as Interim Manager. The terms of the Interim Manager’s employment shall allow Owner to terminate the Interim Manager at any time after the Interim Manager shall have worked for ninety (90) days (the “Minimum Employment Period”). Upon Manager’s receipt of the Required Licensure, the Interim Manager shall be terminated and Manager shall resume his place in this Agreement. Notwithstanding the foregoing, the Manager shall not resume its place in this Agreement and the Interim Manager shall not be terminated if the Interim Manager shall not have been employed by the Owner for the Minimum Employment Period. At such time as the Interim Manager shall have been employed by the Owner for the Minimum Employment Period, the Interim Manager shall be terminated and the Manager shall resume its place in this Agreement. The term of this Agreement shall commence on the first day of actual Mississippi Gaming Operations at the first Mississippi Casino to commence Gaming Operations. In the event the Manager shall not have been granted the Required Licensure within the one (1) year period immediately following the License Date, then this Agreement shall terminate.

2.                       SERVICES PROVIDED BY MANAGER

2.1.                            Exclusive Manager. Subject to the limitations and conditions herein set forth, Owner hereby appoints Manager, and Manager hereby accepts appointment as the exclusive manager of each of the Mississippi Gaming Operations, including any Mississippi Gaming Operation fifty (50%) percent or more of which is owned by any existing or future parent, brother-sister corporation or subsidiary of the Owner, or any unincorporated entity or association owned by any of the foregoing. Manager shall use its best efforts to do and perform all services, acts, or things necessary to oversee the design, layout, construction, and interior decoration of the Mississippi Casinos and shall assume full responsibility for employee training and other pre-opening activities of each Mississippi Gaming Operation, and, thereafter, upon opening of each Mississippi Casino, to direct, supervise and manage the operation of each Mississippi Casino. The operations and activities undertaken by Manager pursuant to this Agreement shall be on behalf of, and for the account and benefit of the Owner of the Mississippi Casinos. The Manager and all of Manager’s on-site employees shall be duly licensed as required under Mississippi law pursuant to regulations of the Mississippi Gaming Commission.

2.2.                            Excluded Activities. For purposes of this Agreement, Mississippi Gaming Operations and management hereunder shall not include operations and management related to food, beverage (including licensed liquor and hospitality operations), showroom or entertainment, arcade or parking operations or facilities ancillary to or undertaken in conjunction with, but not directly related to Mississippi Gaming Operations (referred to herein as the “Ancillary Operations and Facilities”). Owner agrees to use its best efforts to insure that the conduct of such activities and the prices charged to patrons will be at reasonable and competitive levels so as not to have a material adverse effect on potential Mississippi Casino customer traffic.

2.3.                            Manager’s Duties - Initial Term/Pre-Operational Phase. Commencing with the execution of this Agreement and continuing through the commencement and completion of construction and licensing of each Mississippi Casino, Manager shall perform the following services:

1.                        Immediately after execution of this Agreement, Manager shall take all steps necessary to secure required Mississippi gaming licenses for the Manager and Manager’s personnel who are required to be licensed by the Mississippi Gaming Commission.

2.                        With respect to each Mississippi Casino and all Mississippi Gaming Operations, Manager and Owner shall jointly prepare pre-opening Casino budgets, preliminary pro-formas for the first year of each Mississippi Casino operation and any other requirements related to Mississippi Casino Operations which must be addressed by Owner. Owner and Manager shall jointly prepare line item budgets for pre-opening and operations. The pre-opening budgets and operational plans (herein the “Pre-Opening Budget and Operational Plan”) shall include a schedule of expenditures, personnel requirements, hiring schedules, Mississippi Casino employees’ training program, pre-marketing plan, organizational aspects of the Mississippi Casino Operations during construction, and other matters which should be accomplished during construction for timely openings and the successful operations of each Mississippi Casino.

3.                        Assist the Owner with preparation of detailed plans for the design, the layout and construction of all Casino facilities, the selection of all gaming equipment, tokens, chips, cards, currency counters, wrapping machines, safes and other security equipment, the furniture and furnishings to be utilized in all casino facilities, and the uniforms to be worn by Casino employees.

4.                        Select applicants and organize a training school for local staff needed in each Mississippi Casino, and establish training programs for all local casino staff at a location provided by the owner. All training costs, including travel and accommodations, salaries for trainers, training equipment, and advertising will be borne and paid by the Owner. Manager shall provide Owner a training plan and budgets for prior approval and coordination with Owner’s Human Resources Department.

5.                         Assist Owner in establishing such accounting, auditing, record-keeping and reporting systems and systems of internal control as are required under applicable Mississippi law and the Regulations of the Mississippi Gaming Commission or Mississippi Department of Revenue.

6.                         Assist the Owner in the preparation of Cash Flow Projections and Statements of Pre-Opening Cash requirements for filing in conjunction with applications for required gaming licenses.

7.                         Commence recruitment, licensing and hiring of executives, key employees, professionals and other personnel for and on behalf of the Owner necessary to staff each Mississippi Casino (excluding the Ancillary Operations and Facilities) in a timely fashion to insure the adequacy and proper licensing of such staff upon opening of each Mississippi Casino. Notwithstanding the foregoing, Owner and Manager shall mutually agree upon the hiring of executives and key employees and all personnel recruited shall be screened by Owner and Manager.

8.                         With the prior approval of the Owner and in compliance with all applicable statutes, regulations, and rules, Manager shall select and purchase or lease the necessary gaming equipment (principally, slot machines and gaming tables) in the name and for the account of Owner utilizing funds made available and provided by Owner. In addition, Manager will select with the prior approval of the Owner and purchase for the account of Owner, all related accessory equipment, including, but not limited to, gaming machine tokens, chips and cards for table games, coin handling equipment, currency counters, wrapping machines, special tools and other equipment as well as spare parts. Owner reserves the option to purchase or lease the aforementioned gaming and accessory equipment directly from third parties in the event that such purchase or lease from third parties results in a lower cost to Owner. Owner shall retain ownership over all of the foregoing gaming equipment and related accessory equipment whether or not described above, and will be responsible for payment of any customs, export or other duties.

9.                         Manager shall assist the Owner in establishing a computerized security and management system, a double key system, a standardized security slot machine cash box, double-check accounting procedures, etc., as well as appropriate control, supervision and surveillance techniques, provided that all such systems, devices and equipment shall be in accordance and conformity with all applicable laws, rules, and regulations of the Mississippi Gaming Commission.

10.                  Manager shall provide the necessary casino specialist(s) to supervise the installation of the gaming equipment.

11.                  Manager shall assist the Owner’s accounting and bookkeeping staff in order to keep proper and detailed books, accounts and records as required by Owner showing complete Pre-Operational activities, the receipt and expenditure of monies in connection therewith or otherwise for the account of Owner or its authorized employees or agents, to assist the members of the Owner’s Internal Audit Department in carrying out an audit of such books, accounts and records as Owner may from time to time reasonably require. Owner will have a Finance and Internal Audit Department which will review the operations for internal controls, financial controls and internal compliance at Owner’s sole discretion.

12.                               Manager shall cooperate with the Owner’s accountants in order to submit to owner a Pre-Operating Phase budget, by month, within one week after the construction of each Mississippi Casino has commenced, or such other time as the parties may agree.

13.                  Manager shall credit and allow, in full, to Owner any commission, discount, rebate, deduction or other allowance of any description, which Manager shall receive or be allowed in the course of its managing activities; including and concerning the purchase of any gaming equipment, gaming devices, gaming machinery and their accessories, and other items described in Section 2.3.8 of this Agreement.

14.                  Manager shall submit to Owner at least fourteen (14) days prior to the end of each month a notice of Manager’s anticipated cash requirements for the following month. At the end of each month, Manager shall provide Owner with a statement which itemizes for that month both the funds advanced to it by Owner and the cash disbursements made during last month. All excess funds held by Manager shall be held in interest bearing accounts with interest accruing to Owner.

15.                  Once Owner and Manager agree to a final budget for the Pre-Operating Phase, any expenses and costs incurred by Manager in excess of those set forth in the final budget must be approved by Owner.

3.                                      Manager’s Duties - Operational Term /Operational Phase.

3.1.                            During the Operational Term, Manager shall on behalf of Owner, and for the benefit and account of, and at Owner’s expense, perform the following enumerated duties upon the opening of each Mississippi Casino:

1.                         Comply with all applicable gaming statutes and regulations of the State of Mississippi and all other federal, state, county and city laws relating to the Mississippi Gaming Operations of the Owner at each Mississippi Casino.

2.                         Once construction of a Mississippi Casino facility has been completed, all business and casino affairs in connection with the day-to-day operation, management, and maintenance of that Casino shall be the sole and exclusive responsibility of the Manager who is hereby granted the necessary power and authority to carry out Manager’s duties and responsibilities under this Agreement in accordance with Standard Operating Procedures jointly prepared by Owner and Manager.

3.                         In the name of and on behalf of the Owner, the Manager shall hire, promote, discharge and supervise the work of the executive staff, including the Mississippi Casino Executive Manager (“Designated Executive Manager”), assistant Managers and department heads. Through such executive staff, the Designated Executive Manager shall supervise the hiring, promotion, discharge and work of all other operating and service employees performing such services in or about the Mississippi Casinos. All of Manager’s corporate employees not employed in or about the Mississippi Casinos shall be employees of Manager and or Manager’s payroll, and Owner shall not be liable to such employees for their wages or compensation, nor to Manager or others for any act or omission on the part of such employees, except with respect to the Designated Executive Manager as provided herein. Except for the Designated Executive Manager, all Mississippi Casino employees employed in or about the Casino shall be employees and paid by the Owner. Manager shall have the authority in all cases to create appropriate job descriptions for and hire, promote, discharge and supervise the work of any such employees. Manager shall procure and maintain, at the owner’s expense, adequate workmen’s compensation insurance and such other insurance as the State of Mississippi shall require covering all the Owner’s employees. For purposes of this paragraph, Manager and Owner shall jointly prepare a Standard Operating Procedure, business plan and budgets, variance from which shall require Owner’s approval.

4.                         Manager shall appoint one of its principal executive officers as the Designated Executive Manager to perform and oversee the duties of Manager under this Agreement. The Designated Executive Manager shall perform his duties on-site at the Mississippi Casinos, and shall relocate to Mississippi. Manager shall be responsible for obtaining any United States visa necessary for the Designated Executive Manager to work in the United States. Owner shall not be responsible for reimbursement of all costs attributable to the Designated Executive Manager, including but not limited to salary, bonuses, relocation costs, fringe benefits, retirement benefits, overseas housing allowances, any expatriate tax grose-up allowance and reimbursement for non-

U.S. taxes.

5.                              Manager shall establish and supervise, at Owner’s expense, an accounting department with appropriate casino accounting and cost systems, including such accounting, record-keeping and reporting systems as may be required by federal, state, county and city laws and regulations, including regulations of the Mississippi Gaming Commission and in accordance with Standard Operating Procedures jointly prepared by Owner and Manager. At Owner’s expense, Manager shall prepare and timely file or cause the preparation and timely filing of all reports and returns required by such laws and regulations, and all reports and returns relating to withholding taxes, social security taxes, unemployment insurance, disability insurance, and all other statements and reports pertaining to employment with respect to Manager’s and Owner’s payroll in or about the Mississippi Casinos. Manager shall provide copies of all such reports and returns to Owner not later than the time such are required to be filed or otherwise submitted to the appropriate governmental authority, and shall furnish the Owner with proof of payment of taxes and fees required to be paid pursuant to federal, state or local laws. Manager shall not be responsible for the preparation or filing of any federal, state or local income tax or franchise tax returns on behalf of Owner.

6.                   On behalf of, for the benefit of, at the expense of the Owner, and in accordance with Standard Operating Procedures jointly prepared by Owner and Manager, arrange for an appropriate security sufficient to reasonably assure safety of customers, personnel, monies, and property of each Mississippi Casino facility. Any security force shall be comprised of security officers employed directly by the Owner or provided under a contract with a third party and the Owner. The third party or security officer shall report directly to the Manager and the Owner. Each security officer shall be bonded in sufficient amounts commensurate with their enforcement duties and obligations. The cost of such security force shall be included in the operating expenses of the gaming facility. The Manager shall also receive, consider and handle the complaints of all guests or users of all Mississippi Casino facilities or gaming devices.

7.                   Assist the Owner, if requested, in the selection of vendors for the furnishing to each Mississippi Casino of electricity, gas, water, steam, telephone, cleaning (including window cleaning), vermin exterminators, elevator and boiler maintenance, air-conditioning maintenance, master television antennas and/or master cable television service, and at the expense of the Owner, purchase or lease all materials and supplies, including gaming devices and equipment.

8.                   Arrange for the making or installation, in the name of and at the expense of Owner, of alterations, repairs, decorations, replacements, equipment or installations.

9.                         Open and maintain, in accordance with Standard Operating Procedures jointly prepared by Owner and Manager, and on behalf of the Owner, one or more Casino operating account(s) for each Mississippi Casino in a money market fund or funds or banking institution or institutions selected by the Owner and deposit therein all monies furnished by the Owner as gaming bankroll or other working funds, all monies received, retained or set aside as reserves by Manager for or on behalf of Owner and deposit daily therein all monies generated by the daily operations of each Mississippi Casino. Manager shall be the signer on all such accounts provided that, all transfers, checks and withdrawals from such account shall also require the signature of Owner’s authorized signatory if the amount is for $10,000.00 or more. During all hours in which the Casino is in operation, the Owner shall maintain on or about the Casino premises a person authorized to sign checks on behalf of the Owner. Provided, further, that Owner shall indemnify and hold Manager harmless from any liability for payroll taxes or sums owed which have been incurred in the operation with respect to Owner’s employees and payroll, but for which there are insufficient funds to pay. The amounts of such bankroll, working funds and reserves shall be in an amount determined necessary and appropriate by the Owner. Manager shall pay from such accounts, expenses reasonably required for the operation of each Mississippi Casino, including without limitation, all gaming equipment taxes and fees, and all assessments and charges of every kind imposed by any governmental authority having jurisdiction and interest and penalties thereon; license fees, permit fees, and insurance appraisal fees; fines, penalties and court disbursements incurred in connection with the operation of each Mississippi Casino; premiums on policies and insurance and all expenses and payments authorized by this Agreement.

10.                               Comply with all statutes, ordinances, laws, rules, regulations, orders and determinations affecting or issued in connection with each Mississippi Casino by the Mississippi Gaming Commission and any other governmental authority having jurisdiction thereof, as well as with all orders and requirements of the Mississippi Gaming Commission and of any other governmental or regulatory body. Manager shall notify Owner of all such orders, determinations and requirements and any alleged violation of any statute, ordinance, law, rule, regulations, order determination or requirement as soon as Manager receives notice (formal or informal) thereof. Manager shall make any alterations or repairs so ordered or so required. Unless otherwise directed by Owner, Manager, at Owner’s expense may protest or contest in an appropriate court or forum any order, rule or regulation or claimed violation thereof affecting any Mississippi Casino. Manager may settle or compromise any such claim for less than $10,000.00 in its discretion (and shall notify Owner promptly of such settlement or compromise). All fines and penalties imposed on Manager or Owner under this subsection except as a result of Manager’s gross negligence (unless at the specific direction of Owner) shall be paid by the Owner and

Owner shall indemnify, protect and defend Manager from and against any liability therefore. All fines and penalties imposed upon Owner, or imposed on Manager as the result of Manager’s compliance with Owner’s specific directions, shall be paid by Owner. Legal fees for any action shall be limited to $5,000.00 unless otherwise agreed to by Owner.

11.                               With the consent of the Owner and subject to the rules and regulations of the Mississippi Gaming Commission, determine the number and types of gaming tables and gaming machines, pay back percentages, table limits, changes in table limits, number of decks and manner of dealing blackjack, general casino rules and game rules, treatment of customers by casino personnel and dealers, settlement of disputes with patrons, the conduct of casino personnel while off duty, including but not limited to consumption of alcoholic beverages, meals, break area, association with casino patrons, and other activities which reflect on the business of the Owner and Manager.

12.                               With the consent of the Owner, institute any necessary legal action or proceeding to collect charges, rents or other income for, or debts owing to any Mississippi Casino or to oust or dispossess guests, or other persons in possession or to cancel or terminate any lease for the breach thereof or default thereunder, all in accordance with Standard Operating Procedures jointly prepared by Owner and Manager (including credit procedures) and with the consent of the Owner.

13.                               At Owner’s expense, render statements to the Owner as follows:

(a)                                 On or before the fifteenth (15th) day of each calendar month, Manager shall render to Owner, and to any persons designated by Owner, a detailed profit and loss statement prepared on a cash basis for the operation of each Mississippi Casino for the preceding calendar month and for the portion of the operating year ended on the last day of such preceding calendar month and for such calendar month and calendar year a statement of all capital expenditures made by the Manager for the account of the Owner, a statement of management compensation, lease payments, and any amounts distributable to the Owner.

(b)                                 Manager shall render to Owner, to the certified public accountants designated Owner and to any other persons designated by Owner, in a timely fashion, copies of such records, reports, financial statements, audits and supplemental information as may be reasonably requested by Owner and as required by all applicable federal, state, county and city laws and regulations, including, without limitation, Mississippi gaming statutes and regulations of the Mississippi Gaming Commission.

(c)                                  Manager shall make available to the Owner

and its designated agents, who shall have the right to inspect, copy and analyze them, all journals, ledgers and any other original source documents, internal statements and reports, analyses and other information kept or used by Manager in connection with rendering the reports, balance sheets and statements described in this Section 3.1, which are deemed necessary by Owner to determine and satisfy Owner that Manager is complying with this Agreement.

(d)                         The Manager shall render to the Owner any other financial statements or written matters that are required to be prepared by the Manager and submitted to the Owner by the Mississippi Gaming Commission.

3.2                Except a otherwise provided for in Standard Operating Procedures jointly prepared by Owner and Manager, the Manager’s duties provided for in Section 3.1 above, shall not apply to Ancillary Operations and Facilities.

4.                       Manager’s Compensation.

4.1.                            Initial Term Fees.  During the pre-Operational Phase (i.e., the Initial Term), and in accordance with the plan and budgets prepared jointly by the Owner and the Manager, no fees shall be paid to Manager for its services provided pursuant to this Agreement, except for training of Mississippi Casino employees in anticipation of any Mississippi Casino opening (“Pre-Opening Casino Employee Training Services”). Owner shall bear all out-of-pocket training costs incurred by the Manager and pay in advance such sums as may be reasonably requested by the Manager for anticipated training costs. Manager will use its best efforts to coordinate such training activities within the two (2) months preceding an anticipated Casino opening date, subject to any changes therein.

4.2.                            Operational Term Management Fee.  In consideration of the services to be provided by Manager pursuant to the provisions of this Agreement, Owner shall pay to Manager an annual fee (hereinafter referred to as the “Operational Term Management Fee”) with respect to each Casino for each twelve (12) consecutive month period, or part thereof, with the first such period beginning on the date of the opening of the Mississippi Casino and ending on the first anniversary thereof (each such twelve [12] month period or part thereof hereinafter referred to as an “Annual Period”), in an amount equal to the sum of the following:

(a)                                 An amount equal to the sum of the following percentages of the accumulated “Gross Gaming Revenue,” as such term is hereinafter defined, for each Annual Period:

Accumulated Annual
Gross Gaming Revenue	Percentage
$0.01 - $100,000,000.00	1.2%
$100,000,001.00 - $140,000,000.00	.75%
Over $140,000,000.00	.50%

(b)                                 An amount equal to the sum of the following percentages of the accumulated “Net Gaming Revenue,” as such term is hereinafter defined, for each Annual Period:

Accumulated Annual
Net Gaming Revenue	Percentage
$0.01 - $25,000,000.00	2%
Over $25,000,000.00	3%

The Operational Term Management Fee shall be paid monthly on the tenth (10th) day of each month.

4.3.                            For purposes of computing the Operational Term Management Fee herein, “Gross Gaming Revenue” shall mean all amounts bet by patrons at a Mississippi Casino subtracted by the amounts paid out to patrons at such Mississippi Casino as winnings, as well as that percentage of the proceeds of any business interruption insurance policy carried by Owner that is the same percentage which the revenue generated by the particular Mississippi Casino for the twelve (12) month period ending on the date of an occurrence giving rise to a claim under any such business interruption insurance policy bears to the total revenue generated by the entire Mississippi Gaming Operation of which the particular Mississippi Casino is a part, for the same period. Gross Gaming Revenue shall not include interest income, revenues from Ancillary Operations or Facilities as identified in Section 2.2 of this Agreement, or tips given by players to employees “Net Gaming Revenue” shall mean “Gross Gaming Revenue” less the costs and expenses attributable to Mississippi Gaming Operations, as such costs and expenses are listed on Schedule A, attached hereto and made a part hereof (hereinafter referred to as the “Costs and Expenses”). The amount of the Costs and Expenses shall be computed in accordance with generally accepted accounting principles applied on a consistent basis.

5.                 Owner’s Duties.

5.1                               Owner shall provide consultants, policy support, and information to reasonably assist Manager in the discharge of Manager’s duties and responsibilities hereunder.

5.2.              During the Operational Terms, Owner shall be responsible for providing and maintaining all necessary cash and cash reserves adequate for the opening of each Mississippi Casino and the day-to-day gaming operations of each Mississippi Casino, as established in consultation with Manager and subject to any requirements of the Mississippi Gaming Commission.

5.3.                            During the term of this Agreement, Owner shall provide sufficient funds to bankroll gaming operations and working capital in amounts which the Owner and Manager mutually agree are adequate to assure the uninterrupted and efficient operations of each Mississippi Casino.

5.4.                            Owner shall perform such duties and obligations as may be provided for elsewhere in this Agreement including, but not limited to, construction and decoration of each Mississippi Casino in a timely manner and in consultation with the Manager.

6.                                      Insurance.

6.1.                            Manager shall maintain, at Owner’s expense and approval and with companies and through brokers selected by Owner, insurance of such kinds and amounts as Owner shall be required to carry pursuant to the provisions of any deed of trust, loan agreement, lease or other agreement affecting each Mississippi Casino, as well as any other insurance that may be required or necessary by applicable gaming regulations. The Owner shall provide the Manager with copies of all insurance policies as the Manager may from time to time request.

6.2.                            There shall be maintained, at the expense of Owner, throughout the term of this Agreement such fidelity and other bonds as may be required from time to time by the appropriate regulatory authorities or for the protection of the respective interests of the Owner and Manager. Any such bonds shall also protect the interests of the holder of any mortgage, or deed of trust, and shall be in such amounts and obtained from such surety companies as owner, lender or mortgage holder shall direct.

6.3.                            All policies insuring against liability, damage to any Mississippi Casino or portions thereof or interruption of business, rent or the like and fidelity and other bonds shall name Owner, Manager, and such other parties as may be required by the provisions of any mortgage, lease, other agreement or regulation as the insured thereunder, as their respective interest may appear. All policies of hazard insurance shall include loss payment clauses in the form required by any deed of trust, lease or other agreement. All insurance and bond premiums shall be paid from the Casino operating accounts. Certificates of all policies of insurance and duplicates thereof shall be delivered to the Owner, Manager, any holder of any deed of trust or to such other persons or governmental authorities as Owner shall direct.

6.4.                            Provided Manager or Owner shall procure and keep in force all of the procurable insurance mutually agreed upon by Owner and Manager and required to be obtained pursuant to the foregoing provisions of this Section, and shall name Manager as additional insured thereon, then to the extent that the same are covered by such Insurance, neither Owner nor Manager shall assert against the other any claims for any losses, damages, liability or expenses (including attorneys’ fees) incurred or sustained by either of them on account of damage or injury to person or property arising out of the ownership, operation or maintenance of each Mississippi Casino. The parties agree that all policies of insurance to be procured by Manager or Owner shall permit the foregoing waiver.

6.5.                            In accordance with Standard Operating Procedures jointly prepared by Owner and Manager, Owner shall give to Manager, and Manager shall give to Owner, prompt notice of any claim made against Owner or Manager in excess of Five Thousand and no/100 Dollars ($5,000.00), and each party shall cooperate fully with each other and with any insurance carrier to the end that all such claims will be properly investigated, defended and compromised. Claims should be promptly submitted to the insurance carrier, and if said claims are less than the deductible, they may be settled by Manager, in its sole discretion.

7.                       Indemnification.

7.1.                            Owner shall indemnify and hold Manager, its officers, directors, agents, employees or affiliates harmless against any losses, damages or expenses, or claims of third parties (including legal and other fees) in excess of the amount of any insurance proceeds paid to Manager, which is incurred or sustained by Manager as a result of or attributable to any breach of this agreement, negligent or intentional acts, violation of any law, rule, regulation or agreement with any governmental authority by Owner or any person or entity acting on behalf of or who is under the control or supervision of Owner.

7.2                               Manager shall indemnify and hold owner, its officers, directors agents, employees or affiliates harmless against any losses, damages or expenses, or claims of third parties (including legal and other fees) in excess of the amount of any insurance proceeds paid to Owner, which is incurred or sustained by Owner as a result of or attributable to any breach of this agreement, negligent or intentional acts, violation of any law, rule, regulation or agreement with any governmental authority by Owner or any person or entity acting on behalf of or who is under the control or supervision of Manager.

8.                                      Casualty.

8.1.                            In the event of any damage or loss to a Mississippi Casino by fire or other casualty, Manager shall act as follows: If the damage or loss involves more than Five Thousand Dollars ($5,000.00), Manager shall give immediate written notice thereof to Owner.

8.2.                            Regardless of the amount of such damage or loss, as agent for Owner, Manager shall promptly make claim for the proceeds of any insurance covering such damage or loss, and in owner’s name shall litigate or negotiate for payment of such proceeds, selecting counsel if necessary for such purpose, unless counsel is designated by Owner.

8.3.                            Manager shall give written notice of any proposed settlement to Owner, shall settle such claim and, on behalf of Owner, collect the proceeds thereof; provided that, Owner’s written consent, which shall not be unreasonably withheld or delayed, shall be required to validate the settlement of any claim for loss or damage in excess of Ten Thousand Dollars ($10,000.00).

9.                       Early Termination of Agreement.

9.1.                            Except as to liabilities or claims which shall have accrued or arisen prior to such termination, including, without limitation, the amount of all accrued Operational Term Management Fee payable to Manager pursuant to Section 4.2, through the date of any such termination (which shall survive termination), at the election of Owner, all obligations hereunder may be terminated only upon the occurrence of any of the following events:

(1)                                 If the Manager fails or refuses to submit the required application for licensure by the Mississippi Gaming Commission, after thirty (30) days prior written notice of such failure or refusal, or

(2)                                 If the Manager’s application is formally rejected in writing by the Mississippi Gaming Commission or if approval is subsequently revoked or suspended in the State of Mississippi, or

(3)                                 If the Manager is convicted of a felony or misdemeanor (other than a conviction for a traffic offense and other than a conviction which does not cause the revocation or suspension of any gaming license issued by the State of Mississippi which is required for the ownership or operation of a Mississippi Gaming Operation), or if the Owner reasonably believes the Manager jeopardises or causes the withdrawal of any gaming license, permit or authorization necessary to conduct the business of the owner, or

(4)                                 If there shall be filed by Manager in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for a reorganization or for the appointment of a receiver or trustee of all or a substantial part of Manager’s property, or if Manager makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors or if an involuntary petition in bankruptcy is filed against Manager which is not dismissed within ninety (90) days thereafter.

9.2.                            Except as to liabilities or claims which shall have accrued or arisen prior to such termination, including, without limitation, the amount of all accrued Operational Term Management Fee payable to Manager pursuant to Section 4.2, through the date of any such termination (which shall survive termination), at the election of Manager, all obligations hereunder may be terminated only upon the occurrence of any of the following, events:

(1)                                 If the Owner shall fail or refuse to provide the capital and operating funds required pursuant to a budget previously approved by Owner, after ten (10) days prior written notice of such failure or refusal, or

(2)                                 Owner’s failure or refusal to pay Manager the operational Term Management Fee payable to Manager pursuant to Section 4.2, or

(3)                                 The occurrence of a default under any of the Loan Agreements, or

(4)                                 If the Manager reasonably believes that Owner is not cooperating with Manager or with the Mississippi Gaming Commission, in connection with any proceeding involving the application, maintenance or reinstatement of a gaming license or permit from the State of Mississippi, or

(5)                                 In the event of the sale of all or substantially all of the assets of a Mississippi Gaming Operation, in which event Manager may elect to terminate this Agreement as to any such Mississippi Gaming Operation and Owner shall pay Manager the sum of One Hundred Thousand ($100,000.00) Dollars which shall be paid at the time of the closing of any such sale. Owner and Manager have negotiated the amount provided for above and agree and acknowledge that it represents fair payment and is not intended to be nor shall it be deemed to be a penalty, or

(6)                                 In the event more than fifty (50%) percent of the outstanding voting capital stock of Owner is sold, or in the event of the merger or liquidation and dissolution of Owner, or

(7)                                 If there shall be filed by Owner in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for a reorganization or for the appointment of a receiver or trustee of all or a substantial part of Owner’s property, or if owner makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors or if an involuntary petition in bankruptcy is filed against Owner which is not dismissed within ninety (90) days thereafter.

9.3.                            Upon termination of this Agreement by either party, Manager shall turn over to Owner all property, books and records of the Casino, and Owner and Manager shall fully cooperate with each other in connection with all matters relating to the Casino which took place prior to termination.

10.                Damage or Destruction of Casino.

10.1.                     Subject to the requirements of any deed of trust, mortgage or other security device encumbering any Mississippi Casino or its property and to the extent that there are insurance proceeds available to Owner, if the Casino, or any portion thereof, shall be damaged or destroyed at any time or times during the term of this Agreement by storm, fire or any other casualty, Owner, at no expense or risk to Manager, shall apply available insurance proceeds to repair, rebuild or replace the same (such repairing, rebuilding or replacing being herein called “restoration”) so that after such restorations the Casino shall be substantially the same as prior to such damage or destruction, and all proceeds of insurance, other than business interruption, shall be made available to owner for such purpose; provided that, Manager shall have the right to ensure that such proceeds of insurance shall be applied to such restoration. If Owner fails to undertake such restoration within ninety (90) days after such storm, fire or other casualty, or shall fail to complete the same diligently, Manager may, but shall not be obligated to, undertake or complete such restoration and, to the extent of available insurance proceeds, shall be entitled, upon demand, to be repaid therefor, including all necessary incidental costs and expense incurred in connection therewith, together with interest on the aggregate out-of-pocket amount expended at a per annum rate equal to the prime or base rate for commercial loans publicly announced by Chase Manhattan Bank, National Association, or its successors, at the time of such expenditure, plus two percent (2%) per annum (but not to exceed the maximum interest allowed by law) from the date of making such expenditure or expenditures until repayment thereof. In such case, the proceeds of insurance shall be made available to Manager for this purpose; provided that, Owner shall have the right to ensure that such proceeds of insurance shall be applied to such restoration. If the restoration costs less than One Hundred Thousand and No/100 dollars ($100,000.00) to complete, Manager shall supervise all aspects of the restoration at no additional cost to the Owner, provided, however, if the proceeds of insurance provide for a supervisory fee, such fee shall be paid to Manager up to an amount not to exceed Twenty Five Thousand and No/100 Dollars ($25,000.00).

10.2.                     Notwithstanding anything contained in this Section 10.2 to the contrary, if, in connection with any casualty, a Casino shall be so damaged or destroyed such that it cannot be restored within nine (9) months after the casualty, and Owner shall elect not to use the proceeds of insurance to rebuild, repair or restore the Casino, then either Owner or Manager shall have the right, exercisable by written notice to the other, given within ninety (90) days from the occurrence of such casualty, to terminate this Agreement as to such damaged or destroyed Casino.

10.3.                     Should the period of restoration exceed ninety (90) days, then commencing on the 91st day, Manager shall be entitled to one-half of its Management Fees during the remaining period of restoration based on the average monthly fee paid to the Manager during the three months immediately preceding the casualty.

11.                Arbitration.

The parties agree that any dispute arising out of interpretation or performance of this Agreement involving an aggregate sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) or less, shall be submitted to binding arbitration in Jackson, Mississippi, in accordance with the Commercial Arbitration Rules of the American Arbitration Association by arbitrators chosen and paid for as provided in this Section 11. Owner and Manager shall each select and pay the fees and expenses of one arbitrator and those two shall select a third arbitrator. The fees of the third arbitrator shall be paid one-half by the Owner and one-half by the Manager. The arbitrators shall have the power to award attorneys’ fees and costs of arbitration to the prevailing party in any arbitration under this Section. The arbitrators shall set forth the reasons for any decision.

12.               Gaming Licensure Expenses.

Manager shall bear and pay all expenses, including investigative fees under Mississippi Gaming Commission Regulations with respect to the licensure of Manager and any of its employees.

13.               Loan.

Manager shall loan to the Owner the sum of $2,000,000 upon the terms and conditions contained in the Loan Documents.

14.                               No Partnership or Joint Venture.

The relationship between the Owner and Manager is not intended to be nor shall it be deemed a partnership or joint venture. The Owner and Manager agree that neither shall pledge the other’s credit in any manner and sum and that all property in and about the Mississippi Casinos shall be and will remain the property of the Owner free and clear of all liens and security interests of or incurred by the Manager except as may otherwise be specifically provided for in this Agreement.

13.                               Severability: Conflict with Mississippi Gaming Commission Rules and Regulations.

If any provisions of this Agreement shall be determined by a court of competent jurisdiction or by the Mississippi Gaming Commission to be illegal, invalid or unenforceable, such determination shall not effect or impair the validity, legality, or enforceability of the remaining provisions contained herein. If there shall be any conflict between any provision in this Agreement and the rules and regulations of the Mississippi Gaming Commission, then such rules and regulations shall govern and control the conduct and actions of the Owner and Manager.

16.                               Notices.

Any notice, demand, request or other instrument which may be or is required to be given under this Agreement shall be delivered in person, by prepaid recognized national or international courier service, return receipt requested, or sent by United States registered or certified mail, postage prepaid, return receipt requested, addressed to the respective parties at the addresses set forth on the signature page(s) below or at such other address as such party shall designate by like written notice, and shall be effective upon receipt. A copy of any notice, demand, request or other instrument which may be or is required to be given under this Agreement shall be sent to:

Alan R. Chase, Esq.

Cohen, Chase & Trautman, P.A.

9400 South Dadeland Boulevard

Suite 600

Miami, Florida 33158

Facsimile No.: (305) 666-8152

Michael F. Cavanaugh, Esq.

771 Beach Boulevard

Biloxi, Mississippi 39530

Facsimile No.: (601) 374-2252

A copy of each notice, demand, request or other instrument transmitted in accordance with this Section shall simultaneously be transmitted by facsimile machine to the Owner, the Manager, and above-named counsel at the following telephone numbers:

Owner Facsimile No.:

Manager Facsimile No.: (813) 397-0758

17.                               Assignment.

Neither this agreement nor any other rights or obligations hereunder may be assigned or transferred by either party without express written consent of Manager and Owner, which consent shall not be unreasonably withheld.

16.                               Controlling Law.

This Agreement shall be governed by and construed in accordance with the laws of the United States where applicable and otherwise by the laws of the State of Mississippi, except those pertaining to choice of law. Venue for all disputes shall be in the State of Mississippi, U.S.A., and the parties consent to such venue in all cases.

19.                               Binding Effect.

This Agreement shall be only for the benefit of and binding upon the Owner and Manager and their respective successors and assigns.

20.                               Counterparts.

This Agreement shall be executed in six (6) counterparts, each of which shall be deemed an original of this Agreement.

21.                               Interpretation and Rules of Construction.

Section and subsection headings are for reference purposes only and are not intended to affect the meaning, interpretation, or construction of this Agreement. All references to amounts expressed in dollars shall refer to the lawful currency of the United States of America. Owner and Manager acknowledge and agree that they have each reviewed this Agreement and that any rule of construction resolving ambiguities against the drafting party shall not be employed in the interpretation of this Agreement or any amendment, exhibit or schedule hereto.

22.                               Further Assurances.

Owner and Manager hereby agree for themselves and for their respective successors and assigns to execute and deliver any instruments and to perform any acts which may be necessary or helpful to carry out the purposes of this Agreement.

23.                               Attorneys’ Fees.

In the event a suit or proceeding is brought by Owner or Manager to enforce or to defend its provisions, or to seek remedy for any breach hereof, the prevailing party shall be entitled to receive its reasonable attorneys’ fees and disbursements incurred in connection with such suit or proceeding, including fees and expenses incurred in any appellate proceedings.

24.                               Entire Agreement.

This Agreement contains the final and entire agreement between the parties hereto regarding management of the Mississippi Casinos. No change or modification of this Agreement shall be valid or binding upon the parties hereto unless such change or modification shall be in writing and signed by the parties hereto, and neither the parties nor their agents shall be bound by any terms, conditions, statements, warranties or representations, oral or written, not herein contained.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement the day and year first above written.

CASINO WORLD INC.
Address:	200 Government St. East
Pensacola, FL 32501

By:	/s/ Charles H. Reddien
CHARLES H. REDDIEN, President

MISSISSIPPI GAMING CORPORATION
Address:	200 Government St. East
Pensacola, FL 32501

By:	/s/ Charles H. Reddien
CHARLES H. REDDIEN, President

CASINOS AUSTRIA MARITIME CORPORATION
Address:	150 153rd Avenue East
Suite 3008
Madeira Beach, FL 33708

By:	/s/ Peter Mueller
PETER MUELLER,
Executive Vice President

SCHEDULE A TO MANAGEMENT AGREEMENT BETWEEN CASINO WORLD INC. AND MISSISSIPPI GAMING CORPORATION, (COLLICTIVELY, OWNERS) AND CASINOS AUSTRIA MARITIME CORPORATION (MANAGER) DATED JUNE 19, 1993

•                                          All necessary operating expenses directly related to the operations of the Casinos, Including but not limited to:

•                                          tax and license expenses attributable to gaming revenues;

•                                          Casinos receivable collection expenses;

•                                          straight line depreciation of Casino fixed assets;

•                                          finance costs related to Casino furniture, fixtures, and equipment;

•                                          all insurance costs (liability, property, employee bonding).

•                                          Casino marketing and advertising costs including Casino complimentaries and junket expenses.

•                                          Maintenance and upkeep costs allocated to the Casinos on a square foot basis.

•                                          Payroll and related expenses attributable to Casino employees

It is agreed that necessary operating expenses directly related to the operation of the Casinos shall not include the allocation of any costs and expenses attributable to Owners’ non-Casino overhead or attributable to Ancillary Operations and Facilities.

/s/ Michael F. Cavanaugh	/s/ Alan R. Chase
MICHAEL F. CAVANAUGH, ESQUIRE	ALAN R. CHASE, ESQUIRE
(Counsel to Owner)	(Counsel to Manager)